Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors

Pinnacle Financial Partners, Inc.:

We consent to the incorporation by reference in Registration Statements Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, 333-148251, 333-158825, 333-180865, 333-195712 and 333-206092 on Form S-8  and Registration Statement Nos. 333-209925 and 333-215654 on Form S-3 of Pinnacle Financial Partners, Inc. of our report dated February 27, 2017 relating to the consolidated balance sheet of Pinnacle Financial Partners, Inc. and subsidiaries as of December 31, 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 2016, and effectiveness of internal control over financial reporting , which reports appear in the December 31, 2016 Annual Report on Form 10-K of Pinnacle Financial Partners, Inc.

/s/ Crowe Horwath LLP

Franklin, Tennessee
February 27, 2017